U.S. SECURITIES AND EXCHANGE COMMISSION

PART II – OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these shares has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this preliminary offering circular is subject to completion or amendment. These shares may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or a solicitation of an offer to buy or sell any of these shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Preliminary Offering Circular dated March [•], 2020.

HEALTHY EXTRACTS INC.

100,000,000 shares of common stock

This is a public offering of our common stock. The offering price is $[•] per share.

The offering consists of 100,000,000 shares of common stock (the “Offering Shares”). None of our existing shareholders, nor any of our officers, directors or affiliates is selling any securities in this offering.

Our common stock is currently quoted and traded on the over the counter marketplace maintained by OTC Markets Group, Inc. As of March 5, 2021, the last reported sales price of our common stock was $0.062. There are currently 308,887,410 shares of our common stock issued and outstanding.

There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering. The offering will commence within two calendar days after this offering circular has been qualified by the Commission. See “Plan of Distribution” on page 15. This offering will terminate upon the earlier of when all shares qualified hereunder are sold or [one (1) year] after this offering circular has been qualified by the Commission.

See “Risk Factors” beginning on page 4 of this offering circular for a discussion of information that should be considered in connection with an investment in such securities.

The Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are being offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

	Price Per Share		Selling Agents’ Discounts and Commissions(1)(2)		Proceeds to Our Company(2)
Offering Shares	$	[•]	$	[•]	$	[•]

(1)       We do  not have any agreement in place with a selling agent. These expenses are estimated at 10% of the Offering Price based on our observation of standard market prices.

(2)       Assumes that all of the Offering Shares are sold.

We plan to market this offering to potential investors through our officers or we may engage broker-dealers and selling agents. This offering will terminate on [•], 2022 (the “Offering Period”). We may hold an initial closing on any number of Offering Shares at any time during the Offering Period and thereafter may hold one or more additional closings during the Offering Period. We will close on proceeds based upon the order in which they are received. See “Plan of Distribution” on page 15.

We may decide to extend the offering, close the offering early, or cancel it, in our sole discretion. If we extend the offering, we will provide that information in an amendment to this offering circular. If we close the offering early or cancel it, we may do so without notice to you, although if we cancel the offering all funds that may have been provided by any investors will be promptly returned without interest or deduction. See “Plan of Distribution” on page 15.

This is a Regulation A+ Tier 2 offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. As a smaller reporting company within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This offering circular is intended to provide the information required by Part I of Form S-1.

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information.

The information in this offering circular assumes that all of the Shares offered are sold.

Unless otherwise stated in this offering circular, “we,” “us,” “our,” “our company” or “Healthy Extracts” refers to Healthy Extracts Inc. and our predecessor operations.

SUMMARY

This summary highlights certain information appearing elsewhere in this offering circular. For a more complete understanding of this offering, you should read the entire offering circular carefully, including the risk factors and the financial statements.

Forward-Looking Statements

This document contains forward-looking statements. All statements pertaining to our future financial and/or operating results, future events, or future developments may constitute forward-looking statements. The statements may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project,” or words of similar meaning. Such statements are based on the current expectations and certain assumptions of our management, of which many are beyond control. These are subject to a number of risks, uncertainties, and factors, including but not limited to those described in disclosures. Should one or more of these risks or uncertainties materialize, or should underlying expectations not occur or assumptions prove incorrect, actual results, performance, or achievements of the Company may (negatively or positively) vary materially from those described explicitly or implicitly in the relevant forward-looking statement. We neither intend, nor assume any obligation, to update or revise these forward-looking statements in light of developments which differ from those anticipated.

Corporate History

We were incorporated on December 19, 2014 in the State of Nevada. Historically, we provided cloud-based software to detect advertising fraud on the internet. We abandoned this business in early 2018.

On October 17, 2017, we acquired Eqova Life Sciences, a Nevada corporation (“Eqova”). Eqova was a wholly-owned subsidiary through which we conduct our hemp oil product business. We closed this business in the second quarter of 2019.

In November 2017, we formed Healthy Extracts, LLC, a wholly-owned subsidiary through which we conduct some of our CBD business.

On February 4, 2019, we acquired BergaMet NA, LLC, a Delaware limited liability company (“BergaMet”). BergaMet is a wholly-owned subsidiary through which we conduct our nutraceuticals business.

On April 3, 2020, we acquired Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”). UBN is a wholly-owned subsidiary through which we conduct our plant-based neuro-products business.

On October 23, 2020, we changed our name from Grey Cloak Tech Inc. to Healthy Extracts Inc. to more accurately reflect our business. Our stock symbol was changed to HYEX on March 1, 2021.

Overview

Beginning with the acquisition of Eqova in 2017, we began to transition away from our software services business and shifted our focus to new lines of business. Eqova was focused on the production and sale of hemp oil products through the medical practitioner market. The addition of BergaMet, an established company that was already generating revenues when we acquired it, added unique products that fit nicely with our existing business. We plan on expanding our product line to other nutraceuticals.

BergaMet NA, LLC

On February 4, 2019, we issued and exchanged shares of our common stock for all of the outstanding equity securities of BergaMet.

Through the exchange, we were able to secure funds in BergaMet to pay off debt and provide capital for operations. We paid an aggregate of over $500,000 to retire convertible debt. Prior to the exchange, we also entered into agreements with other holders of convertible debt to convert their notes for an aggregate of 806,015 shares of common stock. We also entered into conversion agreements with the holders of our Series A Convertible Preferred Stock whereby all of the outstanding preferred stock was converted for an aggregate of 15,592,986 shares of common stock. The conversion and repayment of the preferred stock and convertible debt have greatly improved our capitalization structure.

The acquisition of BergaMet has been extremely beneficial to us. In addition to paying off our convertible debt, we are now able to better position ourselves in the market. BergaMet is an established company that was already generating revenues when we acquired it. BergaMet also has unique products that will fit nicely with our existing business. We now plan on expanding our product line to other nutraceuticals.

Ultimate Brain Nutrients, LLC

On April 3, 2020, we entered into a Share Exchange Agreement with Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”), and the members of UBN, whereby we issued and exchanged 90,000,960 shares of our common stock for all of the outstanding equity securities of UBN. UBN is now our wholly-owned subsidiary. The shares of common stock issued in the Exchange were equal to approximately 42.5% of our outstanding common stock immediately following the exchange.

UBN is a science-based company that develops unique, plant-based superior health technology neuro-products that provide natural brain solutions. UBN has numerous proprietary products, with four unique patent-pending formulations and one patent issued.

The Offering

Securities offered and price per share:	Up to 100,000,000 shares of common stock, at $[•] per share (the “Offering Shares”).

Best efforts offering:	There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering. Our directors and officers shall be entitled to purchase Shares in the offering.

Securities outstanding prior to this offering:	308,887,410 shares of common stock. No shares of preferred stock.

Securities outstanding after this offering:	408,887,410 shares of common stock. No shares of preferred stock.

Use of proceeds:	See “Use of Proceeds” beginning on page 15.

Risk factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning at page 4.

Corporate Information

Our principal executive offices are located at 6445 S. Tenaya Way, Suite B110, Las Vegas, NV 89113, telephone (720) 463-1004. Our principal website is www.healthyextracts.com. Our common stock is quoted on the OTC Markets and trades under the symbol “HYEX.”

We file annual, quarterly and special reports and other information with OTC Markets. Our filings with the OTC Markets site are available to the public on otcmarkets.com. Those filings are also available to the public on, or accessible through, our website for free via the “Investor Info” section at www.healthyextracts.com.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this Offering Circular, before you decide to buy our common stock. If one or more of the following events actually occurs, our business will suffer, and as a result our financial condition or results of operations will be adversely affected. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We are providing services to an industry that is heavily regulated and, in some respects, illegal under federal law and the laws of most states. We face risks in developing our product candidates and services and eventually bringing them to market. We also face risks that our business model may become obsolete. The following risks are material risks that we face. If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed.

Risk Factors Related to the Business of the Company

Our operations rely on professionals all over the United States, which is impacted by the global pandemic, causing our resources to be affected. Our business operations have been and may continue to be materially and adversely affected by the coronavirus disease COVID-19.

An outbreak of respiratory illness caused by COVID-19 emerged in Wuhan city, Hubei province, PRC, in late 2019 and has been expanding globally. COVID-19 is considered to be highly contagious and poses a serious public health threat.

Restrictive measures have been imposed in major cities in the USA, including Los Angeles, New York, and Las Vegas, and throughout the world in an effort to contain the COVID-19 outbreak. The World Health Organization (the “WHO”) is closely monitoring and evaluating the situation. On March 11, 2020, the WHO declared the outbreak of COVID-19 a pandemic, expanding its assessment of the threat beyond the global health emergency it had announced in January. Any outbreak of such epidemic illness or other adverse public health developments in the USA or elsewhere in the world may materially and adversely affect the global economy, our markets and our business.

Throughout 2020, the COVID-19 outbreak has caused disruptions in our operations, which have resulted in delays on existing projects. A prolonged disruption or any further unforeseen delay in our operations could continue to result in increased costs and reduced revenue.

We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers and vendors or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause uncertainties, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

The outbreak of the coronavirus (“COVID-19”) has negatively impacted and could continue to negatively impact the global economy. In addition, the COVID-19 pandemic could disrupt or otherwise negatively impact global credit markets, our operations and our efforts to identify, review and explore alternatives for the Company, including a merger, acquisition, or a business combination.

The significant outbreak of COVID-19 has resulted in a widespread health crisis, which has negatively impacted and could continue to negatively impact the global economy. In addition, the global and regional impact of the outbreak, including official or unofficial quarantines and governmental restrictions on activities taken in response to such event, could have a negative impact on our operations and our ability to identify, review and explore alternatives for the Company. More broadly, the outbreak could potentially lead to an economic downturn that could limit the potential opportunities available to us via merger, acquisition or business combination.

The COVID-19 outbreak could disrupt or otherwise negatively impact credit and equity markets, which could adversely affect the availability and cost of capital. Such impacts could limit our ability to obtain additional funding through various financing transactions or arrangements, including joint venturing of projects, equity or debt financing or other means.

A pandemic typically results in social distancing, travel bans and quarantines, and this may limit access to our management, support staff, professional advisors and our independent auditors. These factors, in turn, may not only impact our operations, financial condition and our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission.

The extent and potential short- and long-term impact of the COVID-19 outbreak on our business will depend on future developments, including the duration, severity and spread of the virus, actions that may be taken by governmental authorities and the impact on the financial markets, all of which are highly uncertain and cannot be predicted. These and other potential impacts of an epidemic, pandemic or other health crisis, such as COVID-19, could therefore materially and adversely affect our business, financial condition and results of operations.

We have a limited operating history, we are not profitable, and we do not expect to be profitable in the near future. There is no assurance our future operations will result in revenues sufficient to obtain or sustain profitability. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on December 19, 2014 and we have not fully developed our proposed business operations and have not yet experienced significant revenue. We have a limited operating history upon which an evaluation of our future success or failure can be made, and we recently shifted focus to a new line of business with the acquisition of BergaMet and UBN. Our ability to continue as a going concern is dependent upon our ability to obtain adequate financing and to reach profitable levels of operations. In that regard we have no proven history of performance, earnings or success.

Our net loss from inception to December 31, 2020, was ($12,956,498). Based on our cash position of $59,201 as of December 31, 2020, we will need to raise additional capital from the sale of our stock or debt. Such funding may not be available, or may be available only on terms which are not beneficial and/or acceptable to us.

Our ability to maintain profitability and positive cash flow is dependent upon our ability to attract new customers who will buy our products and services, and our ability to generate sufficient revenue through the sale of those products and services.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses that may exceed revenues. We cannot guarantee that we will be successful in generating sufficient revenues in the future. In the event we cannot generate sufficient revenues and/or secure additional financing, we may be forced to cease operations.

 Our competitors may develop products that are less expensive, safer or otherwise more appealing, which may diminish or eliminate the commercial success of any potential product that we may commercialize.

If our competitors market products that are less expensive, safer or otherwise more appealing than our potential products, or that reach the market before our potential products, we may not achieve commercial success. The market may choose to continue utilizing existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of any of our products to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition, results of operations, and cash flows. Our competitors may:

  develop and market products that are less expensive, safer, or otherwise more appealing than our products;
  commercialize competing products before we or our partners can launch our products; and
  initiate or withstand substantial price competition more successfully than we can.

Our auditors have substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our auditor’s report reflects that our ability to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, our stockholders will lose their investment. We will be required to seek additional capital to fund future growth and expansion. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to our stockholders.

Our controlling stockholders have significant influence over the Company.

Our officers and directors own stock representing less than 4% of shareholder votes; however, if you add in our controlling shareholder, Jay Decker, they hold approximately 58% of shareholder votes. As a result they will possess a significant influence over our affairs and may have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could materially and adversely affect the market price of our common stock. Our minority shareholders will be unable to affect the outcome of stockholder voting as long as our officers and directors retain a controlling interest.

Our current officers and directors may set salaries and perquisites in the future which we are unable to support with our current assets.

Although our officers and directors have written employment or services agreements, our officers and directors may decide to award themselves higher salaries and other benefits but all changes to these agreements will need to be approved by the Board of Directors. We do not have significant revenues, and there is no guarantee that we will have significant revenue in the near future. If we do not increase our revenues, we will be unable to support any higher salaries or other benefits for management, which may cause us to cease operations.

We may engage in strategic transactions that fail to enhance stockholder value.

From time to time, we may consider possible strategic transactions, including the potential acquisitions or licensing of products or technologies or acquisition of companies, and other alternatives with the goal of maximizing stockholder value. We may never complete a strategic transaction, and in the event that we do complete a strategic transaction, implementation of such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

We may not be able to gain or sustain market acceptance for our products and services.

Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we will successfully complete our development and introduction of new products and services or that any such products and services will achieve acceptance in the marketplace. We may also fail to develop and deploy new products and services on a timely basis.

We have incurred costs in completing the transactions with BergaMet and UBN, and failure to successfully integrate those businesses into each other and with our own will have an adverse impact on our financial position and prevent us from obtaining the benefits that the transaction would have given us.

We have recently completed our acquisitions of BergaMet and UBN. Our executives have spent considerable time and incurred legal and accounting costs in the acquisitions. If we are unable to fully integrate those businesses into our business or maintain their existing customer base, we will not be able to acquire the technologies, partnerships and potential customers that the transaction was intended given us. The increase in acquisition and integration costs without the corresponding benefit will have an adverse impact on our financial statements and foreclose potential revenue-producing opportunities in the near future.

Economic uncertainties or downturns could materially adversely affect our business.

Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy including conditions resulting from changes in gross domestic product growth, the continued sovereign debt crisis, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments.

General worldwide economic conditions have experienced a significant downturn and continue to remain unstable. These conditions make it extremely difficult for us to forecast and plan future business activities accurately, and they could cause our potential customers to reevaluate their decisions to purchase our product, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times our potential customers may tighten their advertising budgets which may impact their spend on local inventory based digital marketing products. To the extent purchases of our products are perceived by potential customers to be discretionary, sales of our products may never occur. Also, customers may choose to seek other methods to achieve the benefits our products provide.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate do not improve, or worsen from present levels, our business, results of operations, financial condition and cash flows could be adversely affected.

We are dependent on the services of key personnel and failure to attract qualified management could limit our growth and negatively impact our results of operations.

We are highly dependent on the principal members of our management team, including our President, Kevin “Duke” Pitts, and our Chief Financial Officer, William Bossung. At this time, we do not know of the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced technical or programing personnel could have a material adverse effect on our financial condition and results of operations.

Other companies may claim that we have infringed upon their intellectual property or proprietary rights.

We do not believe that our products and services violate third-party intellectual property rights; however, we have not had an independent party conduct a study of possible patent infringements. Nevertheless, we cannot guarantee that claims relating to violation of such rights will not be asserted by third parties. If any of our products or services are found to violate third-party intellectual property rights, we may be required to expend significant funds to re-engineer or cause to be re-engineered one or more of those products or services to avoid infringement, or seek to obtain licenses from third parties to continue offering our products and services without substantial re-engineering, and such efforts may not be successful.

In addition, future patents may be issued to third parties upon which our products and services may infringe. We may incur substantial costs in defending against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products or services in the United States or abroad, and could result in the award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. There can be no assurance that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could be costly and have a material adverse effect on our business.

Our success depends on our ability to protect our proprietary technology.

Our success depends, to a significant degree, upon the protection of our proprietary technology, and that of any licensors. Legal fees and other expenses necessary to obtain and maintain appropriate patent protection could be material. Currently, no material aspect of our business is protected by registered patents, copyrights or trademarks. Insufficient funding may inhibit our ability to obtain and maintain such protection. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

We may also rely on trademarks, trade secrets and contract law to protect certain of our proprietary technology. There can be no assurance that any trademarks will be approved, that such contract will not be breached, or that if breached, we will have adequate remedies. Furthermore, there can be no assurance that any of our trade secrets will not become known or independently discovered by third parties.

Our future growth may be inhibited by the failure to implement new technologies.

Our future growth is partially tied to our ability to improve our knowledge and implementation of mobile, AI, machine learning, and other advanced technologies in a retail environment, which is a rapidly changing market. The inability to successfully implement commercially technologies in response to market conditions in a manner that is responsive to our customers’ requirements could have a material adverse effect on our business.

Risks Related To Our Common Stock

The market price of our common stock may be volatile and may be affected by market conditions beyond our control.

The market price of our common stock is subject to significant fluctuations in response to, among other factors:

•	variations in our operating results and market conditions specific to technology companies;
•	changes in financial estimates or recommendations by securities analysts;
•	announcements of innovations or new products or services by us or our competitors;
•	the emergence of new competitors;
•	operating and market price performance of other companies that investors deem comparable;
•	changes in our board or management;
•	sales or purchases of our common stock by insiders;
•	commencement of, or involvement in, litigation;
•	changes in governmental regulations; and
•	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in our industry or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.

If we are unable to pay the costs associated with being a public, reporting company, we may be forced to discontinue operations.

Our common stock is quoted on the OTC Pink tier of the marketplace maintained by OTC Markets Group, Inc. We expect to have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to sell our equity securities and/or continue as a going concern. Our ability to continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, we may be forced to discontinue operations.

Our common stock is listed for quotation on the OTCQB tier of the marketplace maintained by OTC Markets Group, Inc., which may make it more difficult for investors to resell their shares due to suitability requirements.

Our common stock is currently quoted on the OTCQB tier of the marketplace maintained by OTC Markets Group, Inc. Broker-dealers often decline to trade in over-the-counter stocks given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder approval and could delay, deter, or prevent a change in control of our company.

Jay Decker has beneficial ownership of our common stock with over 56% of the shareholder votes. As a result, he has the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because he controls such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these shareholders could result in management making decisions that are in the best interest of those shareholders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock. Investors who purchase our common stock should be willing to entrust all aspects of operational control to our current management team.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our Board presently intends to follow a policy of retaining earnings, if any.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Offering Circular and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and,
•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Due to the lack of a developed trading market for our securities, you may have difficulty selling your shares.

Our stock currently trades on the OTCQB tier maintained by OTC Markets Group, Inc. There currently is a very limited public trading market for our common stock. The lack of a developed public trading market for our shares may have a negative effect on your ability to sell your shares in the future and it also may have a negative effect on the price, if any, for which you may be able to sell your shares. As a result an investment in the shares may be illiquid in nature and investors could lose some or all of their investment.

Our status as an “emerging growth company” under the JOBS Act OF 2012 may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements. Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

The forward looking statements contained in this Offering Circular may prove incorrect.

This Offering Circular contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding distribution; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the biotechnology industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Offering Circular will, in fact, transpire.

General Risk Factors

We will incur ongoing costs and expenses for SEC reporting and compliance, without increased revenue we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Going forward, we will have ongoing SEC compliance and reporting obligations. Such ongoing obligations will require us to expend additional amounts on compliance, legal and auditing costs. In order for us to remain in compliance, we will require increased revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

We have the right to issue additional common stock without consent of stockholders. This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We are authorized to issue 2,500,000,000 shares of common stock. Of these authorized shares, 308,887,410 shares are issued and outstanding as of February 16, 2021. Therefore, we are authorized to issue up to an additional 2,191,112,590 unissued shares of our common stock that may be issued by us for any purpose without the further consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

Our officers and directors can sell some of their stock, which may have a negative effect on our stock price and ability to raise additional capital, and may make it difficult for investors to sell their stock at any price.

Our officers and directors, as a group, are the beneficial owners of 11,370,139 shares of our common stock, representing less than 4% of our total issued shares; however, with the addition of our largest shareholder, they own a combined 201,547,112 shares. Each individual officer, director, and control party may be able to sell up to 1% of our outstanding stock (currently approximately 3,000,000 shares) every 90 days in the open market pursuant to Rule 144, which may have a negative effect on our stock price and may prevent us from obtaining additional capital. In addition, if our officers and directors are selling their stock into the open market, it may make it difficult or impossible for investors to sell their stock at any price.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this offering circular, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this offering circular.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this offering circular to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

The net proceeds to use from the sale of the Shares will be $[•] if the entire offering is sold. The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 25%, 50%, and 100% of the Shares.

Assumed Percentage of Shares Sold
	25%	50%	100%
Price to Public	$[•]	$[•]	$[•]
Selling agent commissions	$[•]	$[•]	$[•]
Other Offering expenses	$[•]	$[•]	$[•]
Net proceeds	$[•]	$[•]	$[•]

[•]	$[•]	$[•]	$[•]
Working capital	$[•]	$[•]	$[•]
Total use of proceeds	$[•]	$[•]	$[•]

PLAN OF DISTRIBUTION

The Shares are being sold through our executive officers. We may also engage broker-dealers or selling agents to sell the Shares. We have not yet engaged anyone else to sell Shares in this offering.

This is an offering of 100,000,000 shares of our common stock issued by the Company. None of our officers, directors, or affiliates is selling any securities in this offering. There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering.

If we do engage a broker-dealer or selling agent, we will arrange for the sale of securities to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the securities. Any third party we engage may sell some of the Offering Shares through selected dealers.

The offering price of the Offering Shares was determined by us. This determination was done without reference to our book value or asset values or by the application of any customary, established models for valuing companies or securities. Accordingly, the offering price may not be indicative of any amounts you might receive should you seek to sell your shares or should there be a liquidation of our company. In addition, such prices are not necessarily indicative of any prices at which our securities may trade, or any value that might be ascribed to our company after the completion of the offering. See “Dilution” on page 17.

Our officers and directors shall be entitled to purchase Offering Shares in the offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

Procedures for Subscribing

We will hold an initial closing on any number of Offering Shares at any time during the Offering Period when we determine and thereafter may hold one or more additional closings until we determine to cease having any additional closings during the Offering Period. We will close on proceeds based upon the order in which they are received. We will consider various factors in determining the timing of any additional closings following the initial closing, including the amount of proceeds received at the initial closing and any prior additional closings.

We may decide to close the offering early or cancel it, in our sole discretion. If we extend the offering, we will provide that information in an amendment to this offering circular. If we close the offering early or cancel it, we may do so without notice to you, although if we cancel the offering all funds that may have been provided by any investors will be promptly returned without interest or deduction.

Prior to this offering, there has been a limited public market for our common stock. Our common stock is quoted on the OTC Markets under the symbol “HYEX.” As of March 5, 2021, the last reported sales price of our common stock was $0.062.

Discounts, Commissions and Expenses

We shall be responsible for and pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Shares to be sold in the offering with the SEC and the filing of the offering materials with the OTC Markets, as applicable; (b) all fees and expenses relating to the registration or qualification of the Offering Shares; as required under the “blue sky” laws, including the fees of counsel selected by us; (c) the costs of all mailing and printing of the offering documents; (d) fees and expenses of the transfer agent for such shares; (e) our road show expenses; (f) the fees and expenses of our accountants and the fees and expenses of our legal counsel and other agents and representatives; and (g) any fees or commissions we may incur if we engage a broker-dealer or selling agent to market the offering.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the lead selling agent that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction outside of the U.S., except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

DETERMINATION OF OFFERING PRICE

The offering price of the Offering Shares was determined by us. This determination was done without reference to our book value or asset values or by the application of any customary, established models for valuing companies or securities. Accordingly, the offering price may not be indicative of any amounts you might receive should you seek to sell your shares or should there be a liquidation of our company. In addition, such prices are not necessarily indicative of any prices at which our securities may trade, or any value that might be ascribed to our company after the completion of the offering.

DILUTION

The difference between the offering price per share of our common stock in this offering and the Pro Forma As Adjusted net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the total number of outstanding shares of common stock.

As of December 31, 2020, on an Actual basis and a Pro Forma basis, our net tangible book value is as follows:

	Actual	Pro Forma
Net Book value	$ [•]	$ [•]
Less: (intangibles assets)	[•]	[•]
Net tangible book value	$ [•]	$ [•]

Total common shares outstanding - Pro Forma		[•]

Net tangible book value per common share - Pro Forma		$ [•]

After giving effect to the sale of the Shares in this offering, on a Pro Forma As Adjusted basis, our net tangible book value would be $[•], or $[•] per common share, after deducting selling agents’ discounts, commissions, a non-accountable expense allowance and expenses of this offering totaling approximately $[•]. This represents an immediate [increase] in Pro Forma As Adjusted net tangible book value of $[•] per share to our existing stockholders and an immediate dilution of $[•] per share to investors purchasing shares in this offering.

The following table illustrates the dilution to new investors on a per-share basis:

Offering price per share			$	[•]
Pro Forma net tangible book value per share before this offering	$	[•]
Increase in Pro Forma As Adjusted net tangible book value per share attributable to investors purchasing shares in this offering		[•]
Pro Forma As Adjusted net tangible book value per share after this offering				[•]
Dilution in Pro Forma As Adjusted net tangible book value per share to investors in this offering			$	[•]

The following table sets forth information with respect to our existing stockholders and the new investors as follows:

						Average Price Per Share
	Shares Purchased			Total Consideration

	Number	Percent		Amount	Percent	$
Existing stockholders	308,887,410	75.5%	$	[•]	[•]%	$ [•]
New investors	100,000,000	24.5%		[•]	[•]%	$ [•]
Total	408,887,410	100.0%	$	[•]	[•]%

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is quoted on the OTCQB tier of the marketplace maintained by OTC Markets Group, Inc. under the symbol “HYEX.” Our common stock trades on a limited or sporadic basis and should not be deemed to constitute an established public trading market. There is no assurance that there will be liquidity in the common stock.

The following table sets forth the high and low closing price for each quarter within the fiscal years ended December 31, 2020 and 2019, as provided by Nasdaq. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

Fiscal Year Ended December 31,
		Transaction Prices
	Period	High	Low
2020	Fourth Quarter	$0.11	$0.04
	Third Quarter	$0.08	$0.041
	Second Quarter	$0.089	$0.021
	First Quarter	$0.05	$0.02

2019	Fourth Quarter	$0.105	$0.0313
	Third Quarter	$0.06	$0.0165
	Second Quarter	$0.074	$0.03
	First Quarter	$0.095	$0.0056

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Holders

As of February 16, 2021, there were 308,887,410 shares of our common stock issued and outstanding and held by 71 holders of record, not including shares held in “street name” in brokerage accounts which is unknown.

Dividend Policy

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, in expanding our operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

On June 10, 2020, our Board of Directors approved the Grey Cloak Tech, Inc. 2020 Omnibus Stock Grant and Option Plan and set aside 25,000,000 shares of our common stock for issuance thereunder. Pursuant to the plan, officers, directors, key employees and certain consultants may be granted stock options (including incentive stock options and non-qualified stock options), restricted stock awards, unrestricted stock awards, or performance stock awards. As of February 16, 2021, we have awarded an aggregate of twelve million (12,000,000) options to nineteen (19) individuals at an exercise price of $0.05 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Offering Circular reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary Overview

We were formed in December 2014. We had revenues of $1,276,559 in the year ended December 31, 2020 and $748,377 in the year ended December 31, 2019.

Eqova Life Sciences

On October 17, 2017, we acquired Eqova Life Sciences, a Nevada corporation, through an exchange of shares of our Series A Convertible Preferred Stock for all of the outstanding equity interest of Eqova. As part of the Exchange, we brought on Eqova’s President and Director, Patrick Stiles, to serve as our President and Chief Executive Officer and as a Director on our Board of Directors. Mr. Stiles resigned in September 2018.

Eqova is a medically-focused CBD company that develops clinical grade full spectrum hemp oil products, sold exclusively via partnerships with licensed medical practitioners to use with their patients. We believed that Eqova provided us with a prime growth opportunity with an established business. Revenues of our hemp oil products from the acquisition of Eqova for the year ended December 31, 2018 were $64,384, but were $0 in 2019. We closed this business in the second quarter of 2019.

BergaMet NA, LLC

On February 4, 2019, we issued and exchanged shares of our common stock for all of the outstanding equity securities of BergaMet. The shares of common stock issued in the Exchange were equal to approximately 80.1% of our outstanding common stock immediately following the exchange.

Through the exchange, we were able to secure funds in BergaMet to pay off some debt and provide capital for operations. We paid an aggregate of $353,908 and were obligated to pay another $164,578 approximately one (1) year later to retire convertible debt. In the third quarter of 2020, we facilitated the sale of the then-outstanding debt to a third-party who converted it into an aggregate of 3,400,000 shares of our common stock. Prior to the exchange, we also entered into agreements with other holders of convertible debt to convert their notes for an aggregate of 806,015 shares of common stock. We also entered into conversion agreements with the holders of our Series A Convertible Preferred Stock whereby all of the outstanding preferred stock was converted for an aggregate of 15,592,986 shares of common stock. The conversion and repayment of the preferred stock and convertible debt have greatly improved our capitalization structure, as we now have no outstanding variable-price convertible debt.

The acquisition of BergaMet has been extremely beneficial to us. In addition to paying off our convertible debt, we are now able to better position ourselves in the market. BergaMet is an established company that was already generating revenues when we acquired it. BergaMet also has unique products that will fit nicely with our existing business. We now plan on expanding our product line to other nutraceuticals.

Ultimate Brain Nutrients, LLC

On April 3, 2020, we entered into a Share Exchange Agreement with Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”), and the members of UBN, whereby we issued and exchanged 90,000,960 shares of our common stock for all of the outstanding equity securities of UBN. UBN is now our wholly-owned subsidiary. The shares of common stock issued in the Exchange were equal to approximately 42.5% of our outstanding common stock immediately following the exchange.

UBN is a science-based company that develops unique, plant-based superior health technology neuro-products that provide natural brain solutions. UBN has numerous proprietary products, with four unique patent-pending formulations and one patent issued.

Financial results for UBN are included in this Management’s Discussion and Analysis.

Going Concern

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the years ended December 31, 2020 and 2019 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. From inception (December 19, 2014) through the end of December 31, 2020, we have incurred accumulated net losses of $12,956,498. In order to continue as a going concern we must effectively balance many factors and generate more revenue so that we can fund our operations from our sales and revenues.

If we are not able to do this we may not be able to continue as an operating company. At our current revenue and burn rate, we have an immediate cash need, and thus we must raise capital by issuing debt or through the sale of our stock. However, there is no assurance that our existing cash flow will be adequate to satisfy our existing operating expenses and capital requirements.

Results of Operations for the Years Ended December 31, 2020 and 2019

Introduction

We had revenues of $1,276,559 for the year ended December 31, 2020, as compared to $748,377 for the year ended December 31, 2019, an increase of $528,182, or 71%. Our cost of revenue was $1,855,001 for the year ended December 31, 2020, as compared to $524,494 for the year ended December 31, 2019, an increase of $1,330,506, or 254%. Our cost of revenue exceeded revenue for the year ended December 31, 2020 because we built up our inventory of bergamot product.

Revenues and Net Operating Loss

Our revenues, operating expenses, and net operating loss for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019	Increase/ (Decrease)

Revenue	$1,276,559	$748,377	$528,182
Cost of Revenue	1,855,001	524,494	1,330,506

Operating expenses:
General and administrative	1,474,891	1,163,745	311,146
Total operating expenses	1,474,891	1,163,745	311,146

Net operating loss
Other income/(expense)	(523,042)	1,572,639	(2,095,681)

Net gain/(loss)	$(2,576,375)	$632,776	$(3,209,151)

Revenues

We had revenues of $1,276,559 and $748,377 for the years ended December 31, 2020 and 2019, respectively, an increase of 71%.

Cost of Revenue

Cost of revenue was $1,855,001 and $524,494 and $28,590 for the years ended December 31, 2020 and 2019, respectively, an increase of 254%, and consisted of wholesale product costs and packaging. Our cost of revenue exceeded revenue for the year ended December 31, 2020 because we built up our inventory of bergamot product.

General and Administrative

General and administrative expense was $1,474,891 and $1,163,745 for the years ended December 31, 2020 and 2019, an increase of $311,146, or 27%. The increase was related to our acquisition of UBN, and increased administrative costs associated with being a public company. In the year ended December 31, 2020, general and administrative expenses consisted main of consulting of $607,197, selling expenses of $239,296, accounting and legal fees of $192,198, salary and wages of $156,250, and transfer agent and filing fees of $41,431. In the year ended December 31, 2019, general and administrative expense consisted mainly of consulting $435,357, selling expenses of $114,680, salary and wages of $158,950, transfer agent and filing fees of $8,002, and accounting and legal fees of $216,546.

Net Operating Gain/Loss

As a result of the items discussed above, our net operating loss was $2,053,333 and $939,863 for the years ended December 31, 2020 and 2019, respectively, a gain of $1,113,470.

Other Income and Expense

Other income (expense) was $(523,042) and $1,572,639 for the years ended December 31, 2020 and 2019, respectively, a decrease of $2,095,681, of which $1,579,883 was an impairment of the goodwill in the UBN acquisition.

Net Gain/(Loss)

Our net gain (loss) for the year ended December 31, 2020 was $(2,576,375), or $(0.01) per share, and our net gain (loss) for the year ended December 31, 2019 was $632,776, or $0.01 per share.

Liquidity and Capital Resources

Introduction

During the years ended December 31, 2020 and 2019, we had negative operating cash flows. Our cash on hand as of December 31, 2020 was $59,201. Our monthly cash flow burn rate in 2020 (not including inventory purchases) was approximately $192,000. Although we have strong short term cash needs, as our operating expenses increase we will face strong medium to long term cash needs. We anticipate that these needs will be satisfied through the issuance of debt or the sale of our securities until such time as our cash flows from operations will satisfy our cash flow needs. With the acquisitions of BergaMet and UBN, we expect to see an increase in revenues over the next few years that will help us maintain the cash we need to operate our business. However, we have incurred additional expenses in these acquisitions and the additional costs to be incurred through this expansion of our operations will increase our need for additional cash flow.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019	Change

Cash	$59,201	$133,451	$(74,250)
Total Current Assets	2,490,158	3,241,083	(750,925)
Total Assets	3,115,430	3,449,526	(334,096)
Total Current Liabilities	261,604	4,315,136	(4,053,532)
Total Liabilities	$261,604	$4,315,136	$(4,053,532)

Our cash decreased by $74,250 as of December 31, 2020 as compared to December 31, 2019. Our total current assets decreased by $750,925, as a result of our decrease in inventory. Our total assets decreased by $334,096 despite our increase in patents/trademarks of $425,877 from the UBN acquisition.

Our current and total liabilities decreased by $4,053,532, from $4,315,136 as of December 31, 2019 to $261,604 as of December 31, 2020. Our total liabilities as of the year ended December 31, 2020 consisted primarily of notes payable – related party of $170,866 and accounts payable of $64,836.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources. There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

Our cash on hand as of December 31, 2020 was $59,201. Our monthly cash flow burn rate in 2020 (not including inventory purchases) was approximately $192,000. Although we have strong short term cash needs, as our operating expenses increase we will face strong medium to long term cash needs. We anticipate that these needs will be satisfied through the sale of our securities until such time as our cash flows from operations will satisfy our cash flow needs.

Sources and Uses of Cash

Operations

Our net cash used in operating activities for the years ended December 31, 2020 and 2019 was $3,482,641 and $3,488,099, respectively, a decrease of $5,458. Our net cash used in operating activities for the year ended December 31, 2020 consisted primarily of a net loss of $2,576,375, plus a change in fair value on derivative liability of $1,053,186 and accrued interest to related party of $490,703. Our net cash used in operating activities for December 31, 2019 consisted primary of net income of $632,776, offset by inventory expense of $(3,080,658) and a change in fair value on derivative liability of $(1,652,931).

Investments

Our cash flow provided by (used in) investing activities for the years ended December 31, 2020 and 2019 was $(425,877) and $1,813,621, respectively, a decrease of $2,239,498. The decrease in 2020 was primarily from the purchase of UBN.

Financing

Our net cash provided by financing activities for the years ended December 31, 2020 and 2019 was $3,834,268 and $1,807,444, respectively, an increase of $2,026,824. The increase in 2020 was primarily due to proceeds from the issuance of common stock of $6,295,811, offset by proceeds from the issuance of convertible debt of $(1,501,876) and proceeds from issuance of notes payable – related party of $(880,000).

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in our consolidated financial statements and related notes. Our significant accounting policies are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management considers the following policies critical because they are both important to the portrayal of our financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Recent Accounting Pronouncements

Our management has considered all recent accounting pronouncements issued since the last audit of our financial statements. Our management believes that these recent pronouncements will not have a material effect on our financial statements.

BUSINESS

Corporate History

We were incorporated on December 19, 2014 in the State of Nevada. Historically, we provided cloud-based software to detect advertising fraud on the internet. We abandoned this business in early 2018.

On October 17, 2017, we acquired Eqova Life Sciences, a Nevada corporation (“Eqova”). Eqova was a wholly-owned subsidiary through which we conduct our hemp oil product business. We closed this business in the second quarter of 2019.

In November 2017, we formed Healthy Extracts, LLC, a wholly-owned subsidiary through which we conduct some of our CBD business.

On February 4, 2019, we acquired BergaMet NA, LLC, a Delaware limited liability company (“BergaMet”). BergaMet is a wholly-owned subsidiary through which we conduct our nutraceuticals business.

On April 3, 2020, we acquired Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”). UBN is a wholly-owned subsidiary through which we conduct our plant-based neuro-products business.

On October 23, 2020, we changed our name from Grey Cloak Tech Inc. to Healthy Extracts Inc. to more accurately reflect our business. Our stock symbol was changed to HYEX on March 1, 2021.

Overview

Beginning with the acquisition of Eqova in 2017, we began to transition away from our software services business and shifted our focus to new lines of business. Eqova was focused on the production and sale of hemp oil products through the medical practitioner market. The addition of BergaMet, an established company that was already generating revenues when we acquired it, added unique products that fit nicely with our existing business. We plan on expanding our product line to other nutraceuticals.

BergaMet NA, LLC

On February 4, 2019, we issued and exchanged shares of our common stock for all of the outstanding equity securities of BergaMet.

Through the exchange, we were able to secure funds in BergaMet to pay off debt and provide capital for operations. We paid an aggregate of over $500,000 to retire convertible debt. Prior to the exchange, we also entered into agreements with other holders of convertible debt to convert their notes for an aggregate of 806,015 shares of common stock. We also entered into conversion agreements with the holders of our Series A Convertible Preferred Stock whereby all of the outstanding preferred stock was converted for an aggregate of 15,592,986 shares of common stock. The conversion and repayment of the preferred stock and convertible debt have greatly improved our capitalization structure.

The acquisition of BergaMet has been extremely beneficial to us. In addition to paying off our convertible debt, we are now able to better position ourselves in the market. BergaMet is an established company that was already generating revenues when we acquired it. BergaMet also has unique products that will fit nicely with our existing business. We now plan on expanding our product line to other nutraceuticals.

Ultimate Brain Nutrients, LLC

On April 3, 2020, we entered into a Share Exchange Agreement with Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”), and the members of UBN, whereby we issued and exchanged 90,000,960 shares of our common stock for all of the outstanding equity securities of UBN. UBN is now our wholly-owned subsidiary. The shares of common stock issued in the Exchange were equal to approximately 42.5% of our outstanding common stock immediately following the exchange.

UBN is a science-based company that develops unique, plant-based superior health technology neuro-products that provide natural brain solutions. UBN has numerous proprietary products, with four unique patent-pending formulations and one patent issued.

The Market

Bergamot

BergaMet, LLC holds the rights to distribute BergaMet products in the United States and Mexico.

Bergamot, or citrus bergamia, is a rare citrus fruit native to the Calabrian region of Southern Italy. Due to sensitivity to the weather and soil conditions, this region accounts for 80 percent of the worldwide production of bergamot. This superfruit has been used for decades in the Calabrian regions for its beneficial effects in promoting overall health - particularly, in support of cholesterol, cardiovascular, and metabolic health[1]. Citrus bergamot contains five unique antioxidant polyphenols in unusually concentrated amounts, which help protect your body’s trillions of cells from free radical damage. The juice and albedo of bergamot has a unique profile of flavanoid and glycosides, such as neoeriocitrin, neohesperidin, naringin, rutin, neodesmin, rhoifolin, and poncirin. Naringin has been shown to be beneficial in animal models of atherosclerosis, while neoeriocitrin and rutin have been found to exhibit a strong capacity to prevent LDL from oxidation. Importantly, bergamot juice is rich in brutieridine and melitidine with an ability to inhibit HMG-CoA reductase, which inhibits the liver’s ability to produce LDL, resulting in reduced cholesterol levels in liver cells.

BergaMet sells its bergamot products in capsule form on its website and on distribution sites such as Amazon.

[1] These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

Bergamot Products

Our bergamot products are sold in capsule form under the following product labels:

  BergaMet Pro+
  BergaMet Mega+O
  BergaMet HERHEART
  BergaMet Cholesterol Command
  BergaMet SPORTSHEART

Ultimate Brain Nutrients

Our UBN subsidiary is a science-based company that develops unique, plant-based superior health technology neuro-products that improve brain health, including memory, cognition, focus and neuro-energy.

UBN’s KETONOMICS® proprietary formulations – targeting brain activity, focus, headache and cognitive behavior — provide multiple intellectual property license opportunities for monetizing the company’s portfolio. Sales and licensing opportunities include multiple beverage formats, individual products, proprietary mixtures and other food platforms.

UBN has five unique formulation patents – one issued and four pending – targeting brain activity, focus, headache and cognitive behavior.

UBN's (http://UBNutrients.com) mission is to naturally ‘Create Better Lifestyles with Superior Health Technology through our science-based products.” UBN’s all-natural, sugar-free and caffeine-free proprietary formulations are the result of 20 years of scientific research and are positioned to provide consumer neuro-products that are natural brain solutions. UBN’s KETONOMICS® supplementation has also been studied in sports physiology, with specific regard to its potential benefits for competitive performance and endurance

UBN Products

Over 50 million Americans consume unhealthy energy shots and drinks each day, while the neuro/energy market generates over $16 billion per year in revenue[2]. Within this growing market, UBN is advancing its position to meet rising consumer demand for healthy, science-based options with clinical studies. The company’s KETONOMICS® proprietary formulations have been proven to naturally elevate brain energy and function, including memory, cognition and focus.

UBN’s KETONOMICS® supplementation has also been studied in sports physiology, with specific regard to its potential benefits for competitive performance and endurance.

[2] https://financial-news-now.com/nootropic-beverages-set-to-take-over-the-16-billion-dollar-energy-drink-market/

Patents and Intellectual Property Rights

Our subsidiary, UBN, has four unique patent-pending formulations and two patents issued. We have not otherwise filed for any intellectual property protection. However, we rely on intellectual property law that may include a combination of copyright, trade secret and confidentiality agreements to protect our intellectual property. Our employees and independent contractors will be required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

Status	Serial No.	Date Filed	Title
Pending	15/743,448	January 10, 2018	PROHYLAXIS AND MITIGATION OF MIGRAINE HEADACHES USING MEDIUM CHAIN TRIGLYCERIDES, KETONE ESTER, AND OTHER KETONIC SOURCES
Pending/In Appeal	16/501,502	April 22, 2019	PROHYLAXIS AND MITIGATION OF MIGRAINE HEADACHES USING MEDIUM CHAIN TRIGLYCERIDES, KETONE ESTER, AND OTHER KETONIC SOURCES
Pending	16/350,663	December 19, 2018	COMPOSITIONS OF MEDIUM CHAIN TRIGLYCERIDES AND PLANT-BASED NUTRIENTS FOR BRAIN HEALTH
Issuing	16/350,664	December 19, 2018	COMPOSITIONS WITH KETOGENIC AGENTS, CANNABINOIDS, PLANT-DERIVED SUBSTANCES AND MICRONUTRIENTS
Issued	16/501,249 (Patent No. 10,500,182)	December 17, 2018	COMPOSITIONS OF KETOGENIC SOURCES, MICRONUTRIENTS AND HYTOCHEMICALS FOR PROPHYLAXIS AND MITIGATION OF MIGRAINE HEADACHE
Pending	17/011,650	September 3, 2020	PROPHYLAXIS AND MIIGATION OF MIGRAINE HEADACHES USING MEDIUM CHAIN TRIGLYCERIDES, KETONE ESTERS, AND OTHER KETOGENIC SOURCES

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. While we believe that our product and service offerings do not infringe the intellectual property rights of any third party, we cannot assure you that we will prevail in any intellectual property dispute. If we do not prevail in such disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of the applications determined to infringe the rights of others, and/or be forced to pay substantial royalties to a third party.

Governmental Controls, Approval and Licensing Requirements

Federal laws related to the advertising, distribution and sale of health supplements.

We expect that the formulation, manufacturing, packaging, labeling, advertising, distribution and sale (hereafter, “sale” or “sold” may be used to signify all of these activities) of our vitamin and nutritional supplement products will be subject to regulation by one or more federal agencies, primarily the Food and Drug Administration (“FDA”) and the Federal Trade Commission (“FTC”), and to a lesser extent the Consumer Product Safety Commission (“CPSC”), the United States Department of Agriculture, and the Environmental Protection Agency. Our activities are also regulated by various governmental agencies for the states and localities in which our products are sold, as well as by governmental agencies in certain countries outside the United States in which our products are sold. Among other matters, regulation by the FDA and the FTC is concerned with product safety and claims made with respect to a product’s ability to provide health-related benefits. Specifically, the FDA, under the Federal Food, Drug, and Cosmetic Act (“FDCA”), regulates the formulation, manufacturing, packaging, labeling, distribution, and sale of food, including dietary supplements and over-the-counter (“OTC”) drugs. The FTC regulates the advertising of these products. The National Advertising Division (“NAD”) of the Council of Better Business Bureaus oversees an industry-sponsored, self-regulatory system that permits competitors to resolve disputes over advertising claims. The NAD has no enforcement authority of its own, but may refer matters that appear to violate the FTC Act or the FDCA to the FTC or the FDA for further action, as appropriate.

Most of the nutritional supplement products that we plan to sell are classified as dietary supplements. The FDA’s revision of nutrition labeling requirements also affects the nutrition labeling of certain dietary supplements.  Our affected manufacturers may have to revise labels on some of their dietary supplements in the next two years. Moreover, these manufacturers may need to reformulate their products to maintain eligibility for certain marketing claims.

The Dietary Supplement Health and Education Act (“DSHEA”) was enacted in 1994, amending the FDCA. Among other things, DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as “food additives” and allows the use of statements of nutritional support on product labels and in labeling. DSHEA establishes a statutory class of “dietary supplements,” which includes vitamins, minerals, herbs, amino acids and other dietary ingredients for human use to supplement the diet. Dietary ingredients marketed in the United States before October 15, 1994 may be marketed without the submission of a “new dietary ingredient” (“NDI”) premarket notification to the FDA. Dietary ingredients not marketed in the United States before October 15, 1994 may require the submission, at least 75 days before marketing, of an NDI notification containing information establishing that the ingredient is reasonably expected to be safe for its intended use. The FDA has issued final regulations under DSHEA.

As required by Section 113(b) of the Food Safety Modernization Act, the FDA published in July 2011 a draft guidance document clarifying when the FDA believes a dietary ingredient is an NDI, when a manufacturer or distributor must submit an NDI premarket notification to the FDA, the evidence necessary to document the safety of an NDI and the methods for establishing the identity of an NDI. Industry strongly objected to several aspects of the draft guidance. In 2016, the FDA issued revised draft guidance on what constitutes an NDI and NDI notification requirements. Regardless of whether the FDA finalizes this draft guidance, the FDA has recently acted more aggressively to remove ingredients from the market that the FDA views as unlawful dietary ingredients. This trend, if it continues, may limit the dietary supplement market. Several bills to amend DSHEA in ways that would make this law less favorable to consumers and industry have been proposed in Congress.

The FDA issued a Final Rule on GMPs for dietary supplements on June 22, 2007. The GMPs cover manufacturers and holders of finished dietary supplement products, including dietary supplement products manufactured outside the United States that are imported for sale into the United States. Among other things, the new GMPs: (a) require identity testing on all incoming dietary ingredients, (b) call for a “scientifically valid system” for ensuring finished products meet all specifications, (c) include requirements related to process controls, including statistical sampling of finished batches for testing and requirements for written procedures and (d) require extensive recordkeeping. We have reviewed the GMPs and have taken steps to ensure compliance. While we believe we are in compliance, there can be no assurance that our operations or those of our suppliers will be in compliance in all respects at all times. Additionally, there is a potential risk of increased audits as the FDA and other regulators seek to ensure compliance with the GMPs.

On December 22, 2006, Congress passed the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which went into effect on December 22, 2007. The law requires, among other things, that companies that manufacture or distribute nonprescription drugs or dietary supplements report serious adverse events allegedly associated with their products to the FDA and institute recordkeeping requirements for all adverse events (serious and non-serious). There is a risk that consumers, the press and government regulators could misinterpret reported serious adverse events as evidence of causation by the ingredient or product complained of, which could lead to additional regulations, banned ingredients or products, increased insurance costs and a potential increase in product liability litigation, among other things.

All states regulate foods and drugs under laws that generally parallel federal statutes. We are also subject to state consumer health and safety regulations, such as the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”). Violation of Proposition 65 may result in substantial monetary penalties and compliance with Proposition 65 is a major focus. Contemplated changes in the Proposition 65 labeling requirements could potentially lead to substantial costs. Current legislation in Massachusetts regarding restrictions on weight loss and sports nutrition products could also impact the marketing of dietary supplements generally. Further, state attorneys general have pressured industry to adopt DNA testing for herbal-based products to assure plant identity, and have taken other actions relating to dietary ingredient status. It is uncertain whether these efforts will have a material impact on the dietary supplement market.

Competition

Nutritional Supplements

We compete with other manufacturers, distributors and marketers of vitamins, minerals, herbs, and other nutritional supplements both within and outside the U.S. The nutritional supplement industry is highly fragmented and competition for the sale of nutritional supplements comes from many sources. These products are sold primarily through retailers (drug store chains, supermarkets, and mass market discount retailers), health and natural food stores, and direct sales channels (network marketing and internet sales).

The nutritional supplement industry is highly competitive and we expect the level of competition to remain high over the near term. We do not believe it is possible to accurately estimate the total number or size of our competitors. The nutritional supplement industry has undergone consolidation in the recent past and we expect that trend may continue in the near term.

Employees

As of the date hereof, we do not have any employees other than our officers and directors. BergaMet has 2 employees, and UBN does not have any employees but uses outside contract help on an as-needed basis. Our officers and directors will continue to work for us for the foreseeable future. We anticipate hiring appropriate personnel on an as-needed basis, and utilizing the services of independent contractors as needed.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person, and the date such person became a director or executive officer of the Company. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Family relationships among any of the directors and officers are described below.

Name	Age	Position(s)

Kevin “Duke” Pitts	61	President, Director (2018)

William Bossung	62	Secretary, Chief Financial Officer, Director (2014)

Bill Croyle	69	Director (2019)

Kevin “Duke” Pitts, age 61, was appointed to our Board of Directors on September 28, 2018, and as our President on September 24, 2019. Mr. Pitts is a proven leader who has 30 years of senior management experience within a technology-driven industry. Mr. Pitts has been the President and Owner of Envision Enterprises, a consumer electronic integration business, where he has worked since 2007. Earlier in his career, Mr. Pitts served as the Director of Direct Marketing at Dish Network, the well-known satellite television provider. His deep experience in senior management and marketing will be of great value to us.

William Bossung, age 62, has served as our Secretary, Chief Financial Officer, and member of the Board of Directors since our inception Mr. Bossung has a diverse background in Corporate Finance, Insurance and accounting. From 2003 to August 2006 Mr. Bossung was co-founder of BCF Technology, an insurance software company that was ultimately sold to Vertafore in August of 2006. During January 2012 Mr. Bossung co-founded Splash Beverage Group, (SBEV) a beverage distribution company that distributes both alcohol and non-alcohol products. The company’s products are sold in over 25,000 retail locations Mr. Bossung is the managing partner of Bishop Equity Partners LLC, a small boutique private equity firm that invests in both private and public companies. From 1997 to 2002 Mr. Bossung was the Director of Corporate Finance of Chadmoore Wireless Group, the company was engaged in the business of wireless communications utilizing 800 MHZ frequencies. Chadmoore aggregated over 5500 Specialized Mobile Radio licenses from the Federal Communications Commission, the licenses were acquired by Nextel, then merged into the Sprint PCS wireless network. Mr. Bossung currently holds an Insurance License and earned a bachelor’s degree in accounting and finance from Bloomsburg State University.

Bill Croyle, age 69, was appointed to our Board of Directors on September 24, 2019. Mr. Croyle is a private investor and an accomplished Senior Executive with more than 40 years of success across the IT, energy, manufacturing, telecommunications, venture capital, and finance industries. His broad areas of expertise include M&A, negotiations, service contracts and delivery, executive development and mentoring, and managing complexities. Since 2009 Bill is has been a founder, owner or executive of EnTX Group, Impact Legacy Partners, FB Oilfield Special Tools and Western Energy Advisors. He is Chairman of the Colorado Chapter of the Marine Corps Scholarship Foundation, and he has served on the boards of Hill City Silica LLC, the University of Colorado Advocates program, the Association for Corporate Growth/Denver, and the Denver Consulting Alliance. Bill served in the Marine Corps 1972-1974. Mr. Croyle holds Certificates in Energy Finance and Management from the University of Denver and International Trade from World Trade Center Denver. He graduated from the University of California, Santa Barbara, with a BA in History and minor in French.

Family Relationships

There are no family relationships between any of our officers or directors.

Other Directorships; Director Independence

Other than as set forth above, none of our officers and directors is a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCQB on which shares of common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to the NASDAQ definition, none of our directors are independent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Except as set forth below, to our knowledge, none of our officers, directors, or beneficial owners of more than ten percent of our common stock failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

Board Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by its Board of Directors as a whole. We are not required to maintain such committees under the applicable rules of the OTCQB. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place. We intend to create board committees, including an independent audit committee, in the near future.

We do not currently have a process for security holders to send communications to the Board.

During the fiscal years ended December 31, 2020 and 2019, the Board of Directors met as necessary.

Involvement in Certain Legal Proceedings

None of our officers or directors has, in the past ten years, filed bankruptcy, been convicted in a criminal proceeding or named in a pending criminal proceeding, been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining him or her from any securities activities, or any other disclosable event required by Item 401(f) of Regulation S-K.

Code of Ethics

We have not adopted a written code of ethics, primarily because we believe and understand that our officers and directors adhere to and follow ethical standards without the necessity of a written policy.

EXECUTIVE COMPENSATION

Narrative Disclosure of Executive Compensation

Bossung Employment Agreement

On October 17, 2017, we entered into an Employment Agreement with William Bossung, our Chief Financial Officer. Pursuant to Mr. Bossung’s Employment Agreement, we have agreed to pay Mr. Bossung an annual base salary of $140,000, and he may receive employee stock options as determined by the Board of Directors. Mr. Bossung’s employment is “at will” and either party may terminate the agreement at any time.

If terminated without Cause or as a result of Constructive Termination, Mr. Bossung will receive severance equal to three months’ pay at his most recent Base Salary. If Mr. Bossung is terminated for Cause, Disability or death, or voluntarily resigns, he will not receive any severance, only unpaid salary as of the date of termination and vested benefits. The Employment Agreement includes non-compete and non-solicitation provisions that apply during the term of the Employment Agreement and for a period of one year after Mr. Bossung’s termination. Capitalized terms in this section not defined herein have the meaning given to such term in the Employment Agreement.

Mr. Bossung’s Employment Agreement also requires that certain proprietary information of ours be kept confidential. We will be the owner of certain intellectual property conceived or made by Mr. Bossung prior to termination of the Employment Agreement. Mr. Bossung’s Employment Agreement also contains other certain terms and conditions which are common in such agreements, and reference is made herein to the text of the Employment Agreement which is filed herewith as Exhibit 10.1.

Pitts Employment Agreement

On September 28, 2018, we entered into an Employment Agreement with Kevin “Duke” Pitts. Pursuant to Mr. Pitts’ Employment Agreement, we have agreed to pay Mr. Pitts an annual base salary of $60,000, and he may receive employee stock options as determined by the Board of Directors. Mr. Pitts’ employment is “at will” and either party may terminate the agreement at any time.

If terminated without Cause or as a result of Constructive Termination, Mr. Pitts will receive severance equal to three months’ pay at his most recent Base Salary. If Mr. Pitts is terminated for Cause, Disability or death, or voluntarily resigns, he will not receive any severance, only unpaid salary as of the date of termination and vested benefits. The Employment Agreement includes non-compete and non-solicitation provisions that apply during the term of the Employment Agreement and for a period of one year after Mr. Pitts’ termination. Capitalized terms in this section not defined herein have the meaning given to such terms in the Employment Agreement.

Mr. Pitts’ Employment Agreement also requires that certain proprietary information of the Company be kept confidential. The Company will be the owner of certain intellectual property conceived or made by Mr. Pitts prior to termination of the Employment Agreement. Mr. Pitts’ Employment Agreement also contains other certain terms and conditions which are common in such agreements, and reference is made herein to the text of the Employment Agreement which is filed herewith as Exhibit 10.2.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer, President, Chief Financial Officer and Chief Technology Officer for the years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other ($)	Total ($)

Kevin “Duke” Pitts	2020	110,000	-0-	-0-	-0-	-0-	-0-	-0-	110,000
President	2019	78,000	-0-	-0-	-0-	-0-	-0-	-0-	78,000

William Bossung	2020	66,000	-0-	-0-	-0-	-0-	-0-	-0-	66,000
Secretary and CFO	2019	54,000	-0-	-0-	-0-	-0-	-0-	-0-	54,000

Director Compensation

For the years ended December 31, 2020 and 2019, none of the members of our Board of Directors received compensation for his or her service as a director.

Outstanding Equity Awards at Fiscal Year-End

On June 10, 2020, our Board of Directors approved the Grey Cloak Tech, Inc. 2020 Omnibus Stock Grant and Option Plan and set aside 25,000,000 shares of our common stock for issuance thereunder. Pursuant to the plan, officers, directors, key employees and certain consultants may be granted stock options (including incentive stock options and non-qualified stock options), restricted stock awards, unrestricted stock awards, or performance stock awards. As of February 16, 2021, we have awarded an aggregate of twelve million (12,000,000) options to nineteen (19) individuals at an exercise price of $0.05 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of February 16, 2021, certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officers and Directors; (ii) each person who owns beneficially more than 10% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Name and Address (1)	Common Stock Beneficial Ownership	Percentage of Common Stock Beneficial Ownership (2)

Kevin “Duke” Pitts (3)(5)	4,230,112	1.36%

William Bossung (3)(6)	6,276,357	2.02%

Bill Croyle (3)(4)(7)	863,670	<1%

Jay Decker (8)	178,806,834	56.78%

All Officers and Directors as a Group (3 Persons)	11,370,139	3.55%

(1)	Unless otherwise indicated, the address of the shareholder is c/o Healthy Extracts Inc.

(2)	Unless otherwise indicated, based on 308,887,410 shares of common stock issued and outstanding. Shares of common stock subject to convertible preferred stock and options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)	Indicates one of our officers or directors.

(4)	Includes 663,670 shares of common stock held by BMJ Estate Matters, LLC, of which Mr. Croyle is the controlling party.

(5)	Includes options to acquire 2,000,000 shares of common stock at $0.05 per share.

(6)	Includes options to acquire 2,000,000 shares of common stock at $0.05 per share.

(7)	Includes options to acquire 200,000 shares of common stock at $0.05 per share.

(8)	Includes warrants to acquire 6,000,000 shares of common stock at $0.05 per share.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding.

There are no current arrangements which will result in a change in control.

On June 10, 2020, our Board of Directors approved the Grey Cloak Tech, Inc. 2020 Omnibus Stock Grant and Option Plan and set aside 25,000,000 shares of our common stock for issuance thereunder. Pursuant to the plan, officers, directors, key employees and certain consultants may be granted stock options (including incentive stock options and non-qualified stock options), restricted stock awards, unrestricted stock awards, or performance stock awards. As of February 16, 2021, we have awarded an aggregate of twelve million (12,000,000) options to nineteen (19) individuals at an exercise price of $0.05 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Bossung Employment Agreement

On October 17, 2017, we entered into an Employment Agreement with William Bossung, our Chief Financial Officer. Pursuant to Mr. Bossung’s Employment Agreement, we have agreed to pay Mr. Bossung an annual base salary of $140,000, and he may receive employee stock options as determined by the Board of Directors. Mr. Bossung’s employment is “at will” and either party may terminate the agreement at any time.

If terminated without Cause or as a result of Constructive Termination, Mr. Bossung will receive severance equal to three months’ pay at his most recent Base Salary. If Mr. Bossung is terminated for Cause, Disability or death, or voluntarily resigns, he will not receive any severance, only unpaid salary as of the date of termination and vested benefits. The Employment Agreement includes non-compete and non-solicitation provisions that apply during the term of the Employment Agreement and for a period of one year after Mr. Bossung’s termination. Capitalized terms in this section not defined herein have the meaning given to such term in the Employment Agreement.

Mr. Bossung’s Employment Agreement also requires that certain proprietary information of ours be kept confidential. We will be the owner of certain intellectual property conceived or made by Mr. Bossung prior to termination of the Employment Agreement. Mr. Bossung’s Employment Agreement also contains other certain terms and conditions which are common in such agreements, and reference is made herein to the text of the Employment Agreement which is filed herewith as Exhibit 10.1.

Pitts Employment Agreement

On September 28, 2018, we entered into an Employment Agreement with Kevin “Duke” Pitts. Pursuant to Mr. Pitts’ Employment Agreement, we have agreed to pay Mr. Pitts an annual base salary of $60,000, and he may receive employee stock options as determined by the Board of Directors. Mr. Pitts’ employment is “at will” and either party may terminate the agreement at any time.

If terminated without Cause or as a result of Constructive Termination, Mr. Pitts will receive severance equal to three months’ pay at his most recent Base Salary. If Mr. Pitts is terminated for Cause, Disability or death, or voluntarily resigns, he will not receive any severance, only unpaid salary as of the date of termination and vested benefits. The Employment Agreement includes non-compete and non-solicitation provisions that apply during the term of the Employment Agreement and for a period of one year after Mr. Pitts’ termination. Capitalized terms in this section not defined herein have the meaning given to such terms in the Employment Agreement.

Mr. Pitts’ Employment Agreement also requires that certain proprietary information of the Company be kept confidential. The Company will be the owner of certain intellectual property conceived or made by Mr. Pitts prior to termination of the Employment Agreement. Mr. Pitts’ Employment Agreement also contains other certain terms and conditions which are common in such agreements, and reference is made herein to the text of the Employment Agreement which is filed herewith as Exhibit 10.2.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCQB on which shares of common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to the NASDAQ definition, none of our directors are independent.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 2,500,000,000 shares of common stock, par value $0.001, and 75,000,000 shares of preferred stock, par value $0.001. As of February 16, 2021, there were 308,887,410 shares of our common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common shareholders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock. No series of preferred stock has been created.

Dividend Policy. We have not declared or paid a cash dividend on our capital stock in our last two fiscal years and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Options and Warrants.

On June 10, 2020, our Board of Directors approved the Grey Cloak Tech, Inc. 2020 Omnibus Stock Grant and Option Plan and set aside 25,000,000 shares of our common stock for issuance thereunder. Pursuant to the plan, officers, directors, key employees and certain consultants may be granted stock options (including incentive stock options and non-qualified stock options), restricted stock awards, unrestricted stock awards, or performance stock awards. As of February 16, 2021, we have awarded an aggregate of twelve million (12,000,000) options to nineteen (19) individuals at an exercise price of $0.05 per share.

We have outstanding 7,516,800 warrants to acquire our common stock, 7,500,000 of which are exercisable at $0.05, and 16,800 of which are exercisable at $62.50.

INTERESTS OF NAMED EXPERTS AND COUNSEL

BF Borgers CPA PC was our independent registered public accounting firm for the years ended December 31, 2020 and 2019.

Clyde Snow & Sessions, PC serves as our legal counsel in connection with this offering. Brian A. Lebrecht, a shareholder at Clyde Snow & Sessions, holds options to acquire 250,000 shares of our common stock at $0.05.

PROPERTIES

We do not currently maintain office space.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Healthy Extracts Inc. (Formerly Grey Cloak Tech, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Healthy Extracts Inc. (the "Company") as of December 31, 2020 and 2019, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s minimal activities raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2020

Lakewood, CO

February 19, 2021

HEALTHY EXTRACTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	DECEMBER 31,	DECEMBER 31,
	2020	2019
ASSETS

CURRENT ASSETS
Cash	$59,201	$133,451
Accounts receivable	13,274	26,473
Inventory	2,417,683	3,081,158
Total current assets	2,490,158	3,241,083

Fixed assets, net of accumulated depreciation of $45,944 and $36,895, respectively	6,135	15,183
Patents/Trademarks	425,877	—
Goodwill	193,260	193,260
Total other assets	625,272	208,443

TOTAL ASSETS	$3,115,430	$3,449,526

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$64,836	$21,125
Accrued liabilities	9,054	53,341
Notes payable	—	79,667
Notes payable - related party	170,866	1,050,866
Convertible debt, net of discount of $0.00 and $0.00, respectively	6,750	166,750
Convertible debt - related party, net of discount of $0.00 and $0.00, respectively	—	1,341,876
Accrued interest payable	2,379	49,902
Accrued interest payable - related party	518	491,221
Derivative liabilities	7,202	1,060,388
Total current and total liabilities	261,604	4,315,136

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 75,000,000 shares authorized,
none and none shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value, 2,500,000,000 shares authorized,
308,887,410 and 121,610,085 shares issued and outstanding, respectively	308,887	121,610
Additional paid-in capital	15,501,436	9,392,903
Accumulated deficit	(12,956,498)	(10,380,123)
Total stockholders' equity (deficit)	2,853,826	(865,610)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,115,430	$3,449,526

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDING DECEMBER 31, 2020

(Unaudited)

	FOR THE YEAR ENDED
	DECEMBER 31,
	2020	2019

REVENUE	$1,276,559	$748,377

COST OF REVENUE	1,855,001	524,494

GROSS PROFIT	(578,442)	223,882

OPERATING EXPENSES
General and administrative	1,474,891	1,163,745
Total operating expenses	1,474,891	1,163,745

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(72,882)	(87,482)
Change in fair value on derivative	1,053,186	1,607,083
Loss on extinguishment of debt	46,836	53,038
SBA Loan Forgiveness	29,700	—
Impairment of Assets	(1,579,883)	—
Gain on sale of asset	—	—

Total other income (expense)	(523,042)	1,572,639

NET GAIN/(LOSS)	$(2,576,375)	$632,776

Loss per share - basic and diluted	$(0.01)	$0.01

Weighted average number of shares outstanding - basic and diluted	237,300,091	110,612,376

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	FOR THE YEAR ENDING
	DECEMBER 31,
	2020	2019
Cash Flows from Operating Activities:
Net Gain/(Loss)	$(2,576,375)	$632,776

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	9,048	8,527
Warrants issued for services	—	7,000
Non-cash compensation	—	108,260
Change in fair value on derivative liability	(1,053,186)	(1,652,931)
Loss on extinguishment of debt	—	53,038
Changes in operating assets and liabilities:
Accounts receivable	13,199	(26,473)
Inventory	663,476	(3,080,658)
Accrued interest receivable	—	4,762
Accounts payable	43,711	(36,215)
Accounts payable - related party	—	(15,000)
Accrued liabilities	(44,287)	53,341
Accrued interest payable	(47,524)	(33,997)
Accrued interest payable - related party	(490,703)	489,471
Net Cash used in Operating Activities	(3,482,641)	(3,488,099)

Cash Flows from Investing Activities:

Purchase of fixed assets	—	(22,985)
Purchase of BergaMet	—	1,757,310
Purchase of UBN	(417,839)	—
Trademarks	(8,038)
Payments of note receivable	—	79,295
Cash flows provided by (used in) Investing Activities:	(425,877)	1,813,621

Cash Flows from Financing Activities:

Proceeds from issuance of common stock	6,295,811	—
Proceeds from issuance of convertible debt,	(1,501,876)	1,104,241
Payments for repayment of convertible debt	—	(349,330)
Proceeds from issuance of noted payable	(79,667)	16,667
Proceeds from issuance of noted payable - related party	(880,000)	1,050,866
Payments for repayment of notes payable - related party	—	(15,000)
Net Cash provided by Financing Activities	3,834,268	1,807,444

Increase (decrease) in cash	(74,250)	132,966
Cash at beginning of period	133,451	485
Cash at end of period	$59,201	$133,451

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEAR ENDING DECEMBER 2020 AND 2019

(Unaudited)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2018	1,333,334	1,333	6,455,354	6,455	7,440,895	$(11,012,899)	$(3,564,216)

Cashless exercise of warrants	—	—	996,052	996	1,921	—	2,917

Issuance of shares acquisition of BergaMet	—	—	97,409,678	97,410	1,850,784		1,948,194

Issuance of common stock for preferred stock conversion	(1,333,334)	(1,333)	15,592,986	15,593	(14,260)	—	—

Issuance of common stock for debt conversion	—	—	806,015	806	106,912	—	107,718

Issuance of common stock for consulting fees	—	—	350,000	350	6,650	—	7,000

Debt Forgiveness	—	—	—	—	—	—	—

Net (loss) gain for the period	—	—	—	—	—	632,776	632,776

Balance - December 31, 2019	—	$—	121,610,085	$121,610	9,392,903	$(10,380,123)	$(865,610)

Issuance of shares acquisition of UBN	—	—	90,000,960	90,001	1,800,019	—	1,890,020

Issuance of common stock for debt conversion	—	—	39,248,714	39,249	1,465,159	—	1,504,408

Issuance of common stock for debt conversion	—	—	13,200,000	13,200	646,800	—	660,000

Issuance of common stock for debt conversion	—	—	35,827,651	35,828	1,755,555	—	1,791,383

Issuance of common stock for cash	—	—	5,900,000	5,900	289,100	—	295,000

Issuance of common stock for cash	—	—	800,000	800	39,200	—	40,000

Issuance of common stock for cash	—	—	300,000	300	14,700	—	15,000

Issuance of common stock for cash	—	—	2,000,000	2,000	98,000	—	100,000

Net (loss) gain for the period	—	—	—	—	—	(2,576,375)	(2,576,375)

Balance - December 31, 2020	—	$—	308,887,410	$308,887	15,501,436	$(12,956,498)	$2,853,826

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Healthy Extracts Inc. (the “Company”) was incorporated in the State of Nevada on December 19, 2014. The Company has additionally acquired BergaMet NA, LLC and Ultimate Brian Nutrients, LLC which markets and sells heath supplemental products. On October 23, 2020, we changed our name from Grey Cloak Tech Inc. to Healthy Extracts Inc. to more accurately reflect our business. We are currently waiting for The Financial Industry Regulatory Authority (FINRA) to issue our Company a new ticker symbol before we file our 8-K for this change.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of December 31, 2020 and the results of operations and cash flows for the periods presented. The results of operations for the year ended December 31, 2020 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s form 10-K for the year ended December 31, 2019 filed with the SEC on August 10, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Inventory

Inventories consist of health supplements held for sale in the ordinary course of business. The Company uses the weighted average cost method to value its inventories at the lower of cost or market. An allowance for inventory was established in 2018 and is evaluated each quarter to determine if all items are still sellable due to expiration dates. As of December 31, 2020 and 2019, the total of inventory which was written off as an inventory allowance was $1,892,008 and $748,972.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level on an annual basis in the Company's fourth fiscal quarter or more frequently if indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company's reporting units with each respective reporting unit's carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The Company sees the goodwill to have a ten-year useful life. No goodwill impairment indicators were present, for the goodwill listed on the books as of December 31, 2020, after working through our analysis of goodwill during the year ending December 31, 2020.

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company has determined that the method applied represents the fair value of the asset group principally because the valuation of the intangibles with the asset group is based on the anticipated cash flows related to the revenue stream from its customers. The asset group excludes goodwill, long term non-operational assets and liabilities and cash. As such, the principal value from the asset group relates to the cash inflows from its customers and the cash outflows required to service these customers. The fair value for the asset group consists of the following:

•	Fair value of net revenues: computed using the income approach. The key input to these computations is the anticipated cash inflows from customers. These valuations include 100% of the cash inflows related to the customer base, and taking cash outflows into consideration.
•	Fair value of working capital (including accounts receivable, inventory, accrued expenses, and accounts payables). Due to the short-term nature of the working capital, book value has been determined to be fair value. These accounts represent either avoided future outflows (inventory, prepaids) or future cash flows (accrued expense, AP and AR) related to customer sales.
•	Fair value of five years of revenue (2020 to 2024): we discounted our cash flows to the anticipated cash projected to be received. We also projected the anticipated cash outflows required to service these customers. If the asset group was to be valued as a whole, we would expect an income approach based on the revenues being generated from the customers and expenses required to service those customers, appropriately adjusted for the working capital position. The sum of these values reasonably approximates this approach.

The Company’s revenue streams align directly with the intangibles, which were recorded as a result of the BergaMet acquisition in fiscal 2019. For purposes of the Step 2 recoverability test under ASC 360 subsection 2.3., the net revenues from BergaMet customers base were used. The revenue stream fairly reflects anticipated future cash flows; accordingly, the intangibles associated with these revenue streams have been tested with the expected cash flows.

Due to the purchase of Ultimate Brian Nutrients, LLC being a related party transaction and the new division recording no revenue as of June 30, 2020, the Company found the goodwill to be impaired. Due to the impairment the Company expensed the goodwill related to the purchase as of June 30, 2020.

Revenue Recognition

Beginning January 1, 2019, the Company implemented ASC 606, Revenue from Contracts with Customers.  Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities within them.  These included the development of new policies based on the five-step model provided in the new revenue standard, ongoing contract review requirements, and gathering of information provided for disclosures

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services.  To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

The Company records revenue upon shipment of the products to the customers.

Concentration

There is no concentration of revenue for the year ended December 31, 2019 and the year ended December 31, 2020 because the revenue was earned from multiple customers.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. For the period ending December 31, 2019 and December 31, 2020, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measure at fair value on a recurring basis.

The change in Level 3 financial instrument is as follows:

Balance, January 1, 2020	$1,060,388
Issued during the year ended December 31, 2020	1,668,799
Change in fair value recognized in operations	(835,325)
Converted during the year ended December 31, 2020	(1,886,660)
Balance, December 31, 2020	$7,202

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements of five–step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract cost, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting period beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

The Company’s revenues are recognized when control of the promised goods or services is transferred to our clients (upon shipment of goods) in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the Company satisfies a performance obligation.

We adopted ASC 2014-09 on January 1, 2019. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities with them.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities. During the year ended December 31, 2020, the Company did not have any conversions of convertible debt with a bifurcated conversion option.

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Common Stock Purchase Warrants

The Company classifies as equity any contracts that require physical settlement or net-share settlement or provide a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 ("Contracts in Entity's Own Equity"). The Company classifies as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification is required.

Gain on Extinguishment of debt

Note Satisfaction Agreements

Prior to the Exchange, the Company entered into a Note Satisfaction Agreement with each of Auctus Fund, Crown Bridge Partners, LLC, Power Up Lending Group Ltd., GS Capital Partners LLC, Oakmore Opportunity Fund I LP, and Adar Bays, LLC. All of these entities were holders of the Company’s convertible debt, and these Note Satisfaction Agreements terminate their convertible notes unless the Company fails to perform its payment obligations. The Company agreed to pay these note holders an aggregate of $520,658 plus interest. The Company paid an aggregate of $353,908 on or before February 15, 2019. The balance owed and outstanding of $160,000 plus interest was agreed to be purchased by some third-party individuals. During the third quarter 2020, these third-party individuals decided to convert the outstanding notes into 2,400,000 shares of the Company’s common stock.

Various other holders of Convertible Promissory Notes agreed to convert their notes for an aggregate of 806,015 shares of common stock prior to the Exchange. As a result of these transactions, no convertible promissory notes remain outstanding, except for those convertible notes subject to revival if the Company fails to make payments pursuant to the Note Satisfaction Agreements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated minimal revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (December 19, 2014) through the period ended December 31, 2020 of $12,956,498. In addition, the Company’s development activities since inception have been financially sustained through equity financing. Management plans to seek funding through debt and equity financing and has recently acquired two new companies as a wholly owned subsidiary.

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 4 – RELATED PARTY

For the year ended December 31, 2020 and 2019, the Company had expenses totaling $66,000 and $31,000 respectively, to an officer and director for salaries, which is included in general and administrative expenses on the accompanying statement of operations As of December 31, 2020, there was a total of convertible debt of $0.00 and accrued interest payable of $0.00 due to an officer and director, employees, and shareholders.

NOTE 5 – CONVERTIBLE DEBT – RELATED PARTY

As of December 31, 2020, the Company converted the outstanding convertible debt which was due to a related party.

NOTE 6 – NOTES PAYABLE

As of December 31, 2020, the Company had the following:

Unsecured debt with shareholders of the Company, no due date, 0% interest,	866
Unsecured debt with shareholders of the Company, no due date, 8% interest,	170,000
TOTAL	$170,866

As of December 31, 2020, the Company has an outstanding total of $517.78 in interest accrued for the above note.

NOTE 7 – CONVERTIBLE DEBT

As of December 31, 2020, the Company had the following:

Unsecured convertible debt, due 01/19/17, 8% interest, default interest at 18%, converts at a 54% discount to market price based on the lowest trading prices in the last 20 days trading price	6,750

SUBTOTAL	6,750
Less: Discount	—
TOTAL	$6,750

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 7 – CONVERTIBLE DEBT (continued)

Below represent the Black-Scholes Option Pricing Model calculations for the above convertible note payables:

Payee	Number of options valued	Value of Convertible Option
Unsecured Convertible debt #1	271,684	$7,202

As of December 31, 2020, the Company has an outstanding total of $2,379 in accrued interest for the above convertible notes.

The convertible promissory notes is in default but management has not been able to make contact with this party, due to them living out of the country. We have calculated the derivative liability as if it is in default (but the note’s default interest rate stays the same at 8%) and will still accrue appropriate interest until the note is fully satisfied or converted into the Company’s common stock.

The Company has determined that the conversion feature embedded in the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt.

NOTE 8 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 75,000,000 common shares with a par value of $0.001 per share.  Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought. During February 2017, the Company increased the authorized number of shares to 500,000,000. Also, the Company increased the authorized preferred stock to 75,000,000 shares and designated 25,000,000 shares of preferred stock to Series A Convertible Preferred Stock. During January 2018, the Company increased its authorized number of common shares to 1,000,000,000. During April 2018, the Company increased its authorized number of common shares to 2,500,000,000. The Board of Directors, in the future, has the authority to increase the authorized capital up to 4,000,000,000 shares based on shareholder approval.

The shareholders of the Company approved a reverse stock split at a ratio of between 1-for-100 and 1-for 250. The Company received approval from FINRA for a reverse stock split of 1-for-250, which was effective as of July 23, 2018.

On October 16, 2017, the Company filed an Amended and Restated Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock (the “Amended Certificate”) with the Secretary of State of the State of Nevada. The Amended Certificate reduces the number of preferred shares designated as Series A Preferred Stock from 25,000,000 shares to 1,333,334 shares. The Amended Certificate also changes the conversion and voting rights of the Series A Preferred Stock. The Series A Preferred Stock is now convertible into the number of shares of our common stock equal to 0.00006% of our outstanding common stock upon conversion. The voting rights of the Series A Preferred Stock are now equal to the number of shares of common stock into which the Series A Preferred Stock may convert.

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

As of December 31, 2020, there are no outstanding shares of preferred stock. All the preferred stock was converted in common stock on February 4, 2019. See recent developments for details.

Common Share Issuances

During the year ended December 31, 2020, the Company issued 41,727,651 shares of common stock. On several dates in September 2020, the Company raised $295,000 in direct security purchase agreement which equal to 5,900,000 shares of the Company’s common stock. During the fourth quarter of 2020, the Company raised $155,000 in direct security purchase agreement which equal to 3,100,000 shares of the Company’s common stock.

Warrant Issuances

In December 2020, the Company issued 7,500,000 warrants to three individuals at $0.05 per share. These warrants will need to be exercised between the date of issue and three years thereafter. As of December 31, 2020, there were 7,512,000 warrants outstanding, of which 4,000 warrants are fully vested.

Stock Issued for Services

On January 28, 2019, the Company entered into a marketing and sales consulting agreement with an individual for a period of six months. The Company issued 350,000 shares of common stock as the compensation for this agreement.

Share Conversion Agreements

All of the holders of the Company’s Series A Convertible Preferred Stock (the “Preferred Holders”) entered into a Preferred Stock Conversion Agreement. Pursuant to the Conversion Agreements, the Preferred Holders converted their shares of preferred stock into common stock, effective as of the Exchange. As a result, no shares of the Company’s Series A Convertible Preferred Stock are outstanding. An aggregate of 15,592,986 shares of common stock were issued to the Preferred Holders. The Preferred Holders agreed to convert each share of Series A Convertible Preferred Stock into eighteen (18) shares of common stock and agreed to retire a total of 467,057 shares of Series A Convertible Preferred Stock. The Company cancelled the retired shares.

Omnibus Stock Grant and Option Plan

On May 30, 2020, the Company proposed a stock options agreement in the amount of 10,550,000 shares with a strike price of $0.05 to sixteen individuals. This plan was approved by the Company by the end of the third quarter 2020. Purchase price under the plan is defined as: unless otherwise permitted by applicable law, the purchase price of Shares to be offered under the Plan shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on the date of grant (100% for 10% shareholders).

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 9 – ACQUISITIONS

Acquisition of Ultimate Brain Nutrients, LLC

On April 3, 2020, the Company entered into a Share Exchange Agreement by and among Grey Cloak Tech Inc., Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”), and the members of UBN, whereby we issued and exchanged 90,000,960 shares of our common stock for all of the outstanding equity securities of UBN. UBN is now our wholly-owned subsidiary. The shares of common stock issued in the Exchange are equal to approximately 42.5% of our outstanding common stock immediately following the exchange.

The assets acquired and liabilities assumed as part of our acquisition were recognized at their fair values as of the effective acquisition date, April 3, 2020. The following table summarizes the fair values assigned to the assets acquired and liabilities assumed.

Cash	$(5,466)
Current assets	315,604
Current liabilities	0
Net assets acquired	$310,137

The purchase price method was used when calculating the fair market value of the UBN purchase. On April 3, 2020 the closing stock price for GRCK was $0.021. The total number of shares exchanged multiplied by the closing stock price equaled a purchase value of $1,890,020. The difference between the net assets acquired and the purchase value was recorded as $1,579,883 of goodwill for the purchase. Due to the goodwill impairment, the Company fully expensed the goodwill recorded in this transaction. The Company viewed UBN’s balance sheet as being fairly valued as of April 3, 2020 so no adjustment was needed under the purchase price method of valuation.

Acquisition of BergaMet and the Share Exchange Agreement

On February 4, 2019, the Company entered into a Share Exchange Agreement with BergaMet NA, LLC, a Delaware limited liability company (“BergaMet”), and the members of BergaMet, whereby the Company issued and exchanged 97,409,678 shares of its common stock for all of the outstanding equity securities of BergaMet (the “Exchange”). Through the Exchange, BergaMet became a wholly-owned subsidiary of the Company. The shares of common stock issued in the Exchange were equal to 80.1% of the Company’s outstanding common stock (post-exchange).

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 9 – ACQUISITIONS (continued)

The assets acquired and liabilities assumed as part of our acquisition were recognized at their fair values as of the effective acquisition date, February 4, 2019. The following table summarizes the fair values assigned to the assets acquired and liabilities assumed.

Cash	$437,826
Current assets	2,801,317
Current liabilities	(1,484,210)
Net assets acquired	$1,754,934

The purchase price method was used when calculating the fair market value of the BergaMet purchase. On February 4, 2019 the closing stock price for GRCK was $0.02. The total number of shares exchanged multiplied by the closing stock price equaled a purchase value of $1,948,194. The difference between the net assets acquired and the purchase value was recorded as $193,260 of goodwill for the purchase. The Company viewed BergaMet’s balance sheet as being fairly valued as of February 4, 2019 so no adjustment was needed under the purchase price method of valuation.

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 10 – DISCOUNTINUED OPERATIONS

Healthy Extracts

On January 1, 2019, the Company decided to discontinue operating the Healthy Extracts division and did not operate in 2019. At the time of the closure, the Company incurred a loss for the year of $714 which eliminated all carrying values of assets and liabilities for the division.

Eqova Life Science

On June 1, 2019, the Company decided to discontinue operating the Eqova Life Science division which ceased all activities in May 2019. Due to the closure, the Company incurred a loss for the year of $92,609 which eliminated all carrying values of assets and liabilities for the division.

NOTE 11 – BUSINESS SEGMENT INFORMATION

As of December 31, 2020, the Company operated in two reportable segments (Corporate and Health Supplements) supported by a corporate group which conducts activities that are non-segment specific. The following table presents selected financial information about the Company’s reportable segments for the year ended December 31, 2020.

	CONSOLIDATED	HEALTH SUPPLEMENTS		CORPORATE
		BergaMet	UBN
Revenue	1,276,559	1,276,559	—	—
Cost of Revenue	1,855,001	1,855,001	—	—
Long-lived Assets	619,137	8,038	417,839	193,260
Gain (Loss) Before Income Tax	(2,576,375)	(1,723,252)	(151,551)	(701,572)
Identifiable Assets	2,417,683	2,417,683	—	—
Depreciation and Amortization	9,048	8,850	—	198

The following table presents selected financial information about the Company’s reportable segments for the three months ended December 3, 2020.

	CONSOLIDATED	HEALTH SUPPLEMENTS		CORPORATE
		BergaMet	UBN
Revenue	135,902	135,902	—	—
Cost of Revenue	1,411,823	1,411,823	—	—
Long-lived Assets	619,137	8,038	417,839	193,260
Gain (Loss) Before Income Tax	(1,629,500)	(1,516,381)	(39,614)	(73,505)
Identifiable Assets	2,417,683	2,417,683	—	—
Depreciation and Amortization	2,213	2,213	—	—

HEALTHY EXTRACTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 12 – SUBSEQUENT EVENTS

Stock Purchase Agreements

During the beginning of January 2021, the Company received a total of $225,000 in exchange for 4,500,000 of common stock restricted shares through subscription agreements at $0.05 cents per share.

COVID-19

The COVID-19 outbreak in early 2020 has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. These economic and market conditions and other effects of the COVID-19 outbreak may adversely affect the Company. At this point, the extent to which COVID-19 may impact the Company's business is uncertain.

PART III – EXHIBITS

Exhibit No.	Exhibit Description
3.1 (1)	Articles of Incorporation of Grey Cloak Tech Inc.

3.2 (5)	Certificate of Amendment of Articles of Incorporation

3.3 (1)	Bylaws of Grey Cloak Tech Inc.

10.1 (2)	Employment Agreement by and between the Company and William Bossung, dated October 17, 2017

10.2 (5)	Employment Agreement by and between the Company and Kevin “Duke” Pitts, dated September 28, 2018

10.3 (4)	Share Exchange Agreement dated February 4, 2019 by and among Grey Cloak Tech Inc., BergaMet NA, LLC, and the Members of BergaMet

10.4 (3)	Share Exchange Agreement with Ultimate Brain Nutrients, LLC and its members

10.5 (4)	Form of Note Satisfaction Agreement

10.6 (4)	Form of Preferred Stock Conversion Agreement

11.1	Consent of BF Borgers CPA PC*

11.2	Consent of Clyde Snow & Sessions, PC*

12.1	Opinion of Clyde Snow & Sessions, PC*

(1)	Incorporated by reference from our Registration Statement on Form S-1 dated and filed with the Commission on March 6, 2015.
(2)	Incorporated by reference from our Annual Report on Form 10-K filed with the Commission on June 8, 2018.
(3)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 8, 2020
(4)	Incorporated by reference from our Quarterly Report on Form 10-Q dated and filed with the Commission on May 28, 2020.
(5)	Incorporated by reference from our Annual Report on Form 10-K dated and filed with the Commission on February 19, 2021.
(*)	To be filed by amendment.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonably grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March [•], 2021.

Health Extracts Inc.,
a Nevada corporation

/s/ Kevin Pitts
By: Kevin “Duke” Pitts
Its: President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kevin Pitts
Kevin “Duke” Pitts, President and Director

/s/ William Bossung
William Bossung, Secretary, Chief
Financial Officer, and Director

/s/ Bill Croyle
Bill Croyle, Director

III-2